Exhibit 10.32

AMENDED AND RESTATED GAMING SPACE LEASE

This Amended and Restated Gaming Space Lease (the “Lease”) is entered into as of the 21st day of December, 2009, but effective as of January 1, 2009 (“Effective Date”) by and between HYATT EQUITIES, L.L.C., a Delaware limited liability company (“Landlord”), and HCC CORPORATION d/b/a Grand Lodge Casino, a Nevada corporation (“Tenant”).

RECITALS

WHEREAS, Landlord is the owner of the Hyatt Regency Lake Tahoe Resort, Spa, & Casino located in Incline Village, Nevada, and more particularly described in Exhibit A (the “Hyatt Tahoe”); and

WHEREAS, Landlord has entered into the Amended and Restated Hotel Management Agreement (“Management Agreement”) assigned to Hyatt Corporation on October 1, 2002, for the management of a first-class hotel at the Hyatt Tahoe (the “Hotel”).

WHEREAS, Landlord and Tenant entered into that certain Gaming Space Lease Agreement dated as of February 1, 1997, as amended by that certain Amendment to Gaming Space Lease Agreement dated as of June 30, 2004, and as further amended by that certain Amendment #2 to Gaming Space Lease Agreement dated July 25, 2005, but effective as of July 1, 2005 (the “Existing Lease”); and

WHEREAS, the Initial Term of the Existing Lease terminates on December 31, 2008, and the Tenant has exercised its option under the Existing Lease to renew the Existing Lease and continue to lease space within the Hyatt Tahoe for the operation of the Hyatt Regency Lake Tahoe Casino (the “Casino”);

WHEREAS, the Landlord and Tenant believe it to be in the best interest of both the Landlord and the Tenant to amend and restate the Existing Lease such that this Lease shall set forth the entire agreement between the parties concerning the Premises and that no other promises, agreements or understandings between them shall be binding unless set forth in writing and signed by both parties.

NOW, THEREFORE, in consideration of the foregoing recitals, the terms, conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties agree as follows:

1. Lease of Premises. Landlord leases to Tenant and Tenant leases from Landlord, a portion of the Hyatt Tahoe consisting of approximately twenty-thousand, nine-hundred and ninety (20,990) square feet as depicted in Exhibit B attached hereto (the “Premises”) for use in connection with the operation of the Casino. For additional clarity, the Premises shall include the approximate nineteen-thousand two-hundred and thirty (19,230) square feet of gaming space (including bar tops) and gaming executive offices located on the second floor, the approximate eight-hundred (800) square feet comprising the bathroom space and Security Offices located on the second floor, the approximate four-hundred (400) square feet of Casino Surveillance room space located on the third floor, the approximate four-hundred and forty (440) square feet of space currently occupied by Casino Accounting on the fourth floor, and the approximate one-hundred and twenty (120) square feet of space currently occupied by Casino Internal Audit on the fourth floor. The depiction of the Premises contained in this Section 1 is intended to be consistent with the Premises as depicted in Exhibit B; however, should the depiction of the Premises contained in this Section 1 contradict the Premise as depicted in Exhibit B, Exhibit B shall control.

1.1 Parking. While not considered part of the Premises, Landlord will, during the Term of this Lease, arrange for guests and employees of the Casino to be able to use the Hyatt Tahoe’s parking facilities on the same basis and under the same terms and conditions as guests and employees of the Hotel, provided, that Landlord may reasonably determine the number and location of spaces allocated for use by Casino employees and Tenant agrees to abide by such reasonable determination. The duties of the Landlord contained in this Section 1.1 (i) shall include an agreement by the Landlord to perform all necessary maintenance to the Hyatt Tahoe’s parking facilities, including, but not limited to, adequate snow removal services, (ii) shall be performed at no additional cost to the Tenant and (iii) may, at Landlord’s sole discretion, be performed on the Landlord’s behalf by a third party or third parties.

2. Lease, Term, and Options. The term of this Lease shall commence on the Effective Date and shall terminate on December 31, 2013 (the “Initial Term”) in accordance with the terms, rents and conditions set forth below. Tenant shall have the option to renew this Lease for three (3) successive periods of one (1) year (each, a “Renewal Term”) for the applicable rental payments set forth in this Lease and otherwise on the same terms and conditions provided in this Lease (the “Renewal Options”). Tenant may exercise its Renewal Options by written notice to the Landlord ninety (90) days prior to the expiration of the then current term. Failure to deliver such notice in any instance shall be deemed an election by Tenant not to exercise its Renewal Option. The Initial Term and any exercised Renewal Term are collectively referred to herein as the “Term”.

2.1 Rent.

2.1(a) Rent. Tenant shall pay Landlord rent in the amount of five hundred thousand and No/100 Dollars ($500,000.00) per year (the “Rent”), in equal monthly installments of forty-one thousand six hundred sixty-six and 66/100 Dollars ($41,666.66), payable in advance, in the manner prescribed in Section 2.2 below.

2.1(b) Renewal Rent. Upon Tenant’s election to exercise a Renewal Option as set forth in Section 2 above, either party may request that the rent for the Renewal Term (“Renewal Rent”) be adjusted to reflect the then fair market rental value of the Premises as determined by a real estate appraiser selected by Landlord familiar with the fair market rental values for casino space in the Lake Tahoe, Nevada area. The Renewal Rent shall be determined not later than sixty (60) days prior to the commencement of the applicable Renewal Term. The decision of the real estate appraiser shall be binding, final and conclusive on the parties; provided however, Tenant may withdraw its exercise of the applicable Renewal Option within ten (10) days of its receipt of the appraiser’s determination of the adjusted Renewal Rent. The fees associated with the real estate appraisal shall be divided equally between Landlord and Tenant unless a real estate appraisal shall have already been obtained during the prior five (5) year period, in which case, the fees associated with the real estate appraisal shall be borne by the party requesting the real estate appraisal.

2.1(c) Reference to Rent. All references to Initial Rent or Renewal Rent shall be collectively referred to herein as “Rent”.

2.2 Delivery of Rent Payments. Rent due under this Agreement shall be sent to Landlord by United States Mail, postage prepaid, addressed to Hyatt Equities, L.L.C., Hyatt Center, 71 South Wacker Drive, Chicago, Illinois 60606, Attn: Finance Department.

2.3 Timing of Rent Payments. Tenant will pay Landlord Rent on a monthly basis, in advance, on or before the tenth (10th) day of the month for which the Rent is due to Landlord. For the purposes of this Lease, payment to Landlord will be deemed to have occurred on the date that the Rent payment is postmarked for delivery.

2.4 Interest on Amounts of Past Due Rent. In the event that Tenant shall fail to pay Landlord Rent by the tenth (10th) day of the month for which the Rent is due, Landlord, at its discretion, may assess a late charge of Two Thousand Dollars ($2000) per day until the monthly Rent, and any late charges are paid.

3. Duties of Landlord.

3.1 Utilities. Landlord and Tenant agree that Landlord shall be responsible for the provision and payment of all Utilities used by Tenant on the Premises. The parties agree that the amount and payment of Rent set forth in Section 2 above shall be inclusive of the Landlord’s cost for the provision of Utilities to Tenant. For the purposes of this Lease, Utilities shall only include heated and refrigerated central air, heated and cooled water at the points of service currently located on the Premises, sewer services, electricity, gas, and solid waste management.

3.2 Maintenance of Non-gaming Fixtures. Landlord and Tenant agree that Landlord, at no additional cost to Tenant, shall be responsible for the maintenance and upkeep of all non-gaming fixtures on the Premises including, but not limited to, a) plumbing and bathroom fixtures, b) ductwork associated with the heating, cooling, and ventilation systems, c) all electrical wiring which serves to provide electricity to the Premises, d) fire suppression system including any free standing fire extinguishers, and e) the central sound system currently in use on the Premises (collectively, the items referred to in (a) through (e) herein, and any other alterations, improvements or fixtures installed by Landlord at the Premises, are referred to as the “Non-Gaming Fixtures”). For clarity, the Non-Gaming Fixtures for which Landlord is responsible are the same fixtures that will remain on the Premises following the termination of the Lease as set forth in Section 9 below.

3.3 Maintenance to Exterior of Premises. Landlord and Tenant agree that Landlord, at no additional cost to Tenant, shall be responsible for the maintenance and upkeep of the exterior of the Premises including, but not limited to, all exterior doors, the roof, and the exterior of all windows.

4. Obligations of Tenant.

4.1 Tenant’s Use of Premises. Tenant shall have the right to use and occupy the Premises for all lawful purposes in connection with the operation of the Casino, and the Premises shall not be used for any unlawful purpose or in any manner that may damage or depreciate the Premises nor shall any nuisance, public or private, be permitted or committed on or about the Premises. Tenant shall have the exclusive right to conduct gaming operations at the Premises during the Term and as provided by law. Tenant shall conduct its operations in and from the Premises under the present name unless Landlord shall otherwise consent in writing, which consent shall not be unreasonably withheld. The parties further agree that Tenant, at Tenant’s own expense, shall secure and maintain in good standing any and all necessary government permits and/or licenses for the operation of Tenant’s business at or on the Premises. During the Term, the Premises shall not be used for any illegal activity or purpose, nor shall any nuisance, public or private, be permitted or committed on or about the Premises. Tenant may engage a manager to manage the Premises, provided that (i) such manager is also the manager of the remainder of the Hyatt Tahoe and (ii) such manager is authorized by all appropriate governmental authorities to manage and operate the Premises in accordance with the terms of this Agreement.

4.2 Operation of Business. Tenant shall operate its business on the Premises in accordance with sound business practices. Tenant shall assume and be responsible for all liabilities and expenses created or generated by Tenant’s operation of its business upon the Premises. Terms of this Lease not contained within this Section 4.2 and specifying the obligations of Tenant or Landlord with respect to taxes, insurance, or indemnification are not intended to limit the generality of the foregoing.

4.3 Alterations to Premises. Tenant shall not make alterations, improvements and/or additions to the Premises without first obtaining, in each instance, the prior written consent of Landlord, except that Tenant may make, at its own expense, nonstructural alterations to the interior of the Premises so long as the alterations do not decrease the value of the Premises and provided, that any alteration shall be (a) made in accordance with all applicable laws and (b) completed in a good and first class workmanlike manner.

5. Payment of Property, Use, and Income Taxes. Landlord and Tenant agree that Landlord, at no additional cost to Tenant, shall be responsible for the payment of any real property taxes owed on the Premises. Each party shall be responsible for any federal, state or local personal property or use tax owed as a result of personal property or inventory in their respective possession. The Tenant shall be responsible for all federal, state, and local income, gaming, employment, and all other fees and/or taxes due and owing upon Tenant’s income, property, employees, etc. as a result of the operation of the Casino on the Premises.

6. General Liability and Property Insurance.

6.1 Landlord’s Insurance Obligations. At all times during the Term, Landlord shall carry and maintain, at Landlord’s expense, insurance in type and amounts as required pursuant to the Management Agreement.

6.2 Tenant’s Insurance Obligations. At all times during the Term, Tenant shall carry and maintain, at Tenant’s expense, the following insurance in the following amounts (subject to adjustment as provided below), with insurance companies possessing a minimum A.M. Best rating of A-XII, and on forms satisfactory to Landlord:

(a) Commercial general liability insurance (and if applicable including Products Liability) covering bodily injury (including personal injury) and property damage, however occasioned in or about the Premises and to the extent caused by Tenant or Tenant’s employees, agents, subtenants, subconcessionaires, suppliers or independent contractors, all other portions of the Hyatt Tahoe, in an amount not less than $5,000,000 per occurrence. The insurance shall include contractual liability coverage. Such limit may be satisfied through any combination of primary and umbrella liability policies, provided that if umbrella liability coverage is obtained, said umbrella limits should also be excess over any auto liability policy;

(b) Property and Business Interruption (BI) Insurance on an all-risk or special risk form covering all of Tenant’s furniture and fixtures, machinery, equipment, stock, and any other personal property owned or used in Tenant’s operations and found in, on, or about the Premises or elsewhere in the Hyatt Tahoe, and any leasehold improvements to the Premises, in an amount not less than the full replacement cost, including without limitation, plate glass insurance. The BI coverage should cover any contractual continuing rental obligation Tenant may have after an insured loss. All property insurance policy proceeds shall be used for the repair or replacement of the property damaged or destroyed; provided, however, that if this Lease terminates under the provisions of Section 12, then Tenant shall be entitled to any proceeds resulting from damage to Tenant’s furniture and fixtures, machinery and equipment, stock, and any other personal property;

(c) Worker’s compensation insurance covering and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the applicable jurisdiction, including employer’s liability insurance with a limit of not less than $1,000,000 for each accident, and $1,000,000 of crime and fidelity insurance coverage;

(d) If Tenant operates owned, hired, or non-owned vehicles as a normal part of its operations and activities at the Hotel automobile liability insurance covering bodily injury and property damage with a combined single limit of not less than $1,000,000; and

(e) Any additional insurance reasonably requested by Landlord to cover any unusual risk created by the nature of Tenant’s services, operations or use of the Premises.

6.3 Forms of the Policies. Certificates of insurance, together with copies of endorsements when applicable, naming Landlord, and any other persons or entities specified by Landlord as additional insureds (the “Additional Insureds”) shall be delivered to Landlord prior to Tenant’s occupancy of the Premises and from time to time and at least twenty (20) days prior to the expiration of the term of each such policy. All policies maintained by Tenant shall provide thirty (30) days’ prior written notice to the Additional Insureds of any termination, cancellation or material change to such policies. All policies maintained by Tenant shall be written as primary policies, not contributing with or supplemental to the coverage maintained for any of the Additional Insureds.

6.4 Waiver of Subrogation. Landlord and Tenant each waive any and all rights to recover against the other, or against any of the related parties or patrons of such other party, for any loss or damage to such waiving party arising from any cause covered by any property insurance required to be carried by such party pursuant to this Section 6 or any other property insurance actually carried by such party to the extent of the limits of such policy. Landlord and Tenant, from time to time, shall cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Hyatt Tahoe or the Premises or the contents of the Hotel or the Premises. Tenant shall cause all subtenants or other occupants of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

6.5 Adequacy of Coverage. The Additional Insureds, and their respective employees, representatives and agents make no representation or warranty that the limits of liability specified to be carried by Tenant pursuant to this Section 6 are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant shall obtain such additional insurance coverage as Tenant deems adequate, at Tenant’s sole cost and expense. In addition, Landlord hereby reserves the right to require Tenant to increase the coverage limits of the policies to be carried by Tenant pursuant to this Section 6 from time to time (but not more frequently than once a year) if such increase is reasonably deemed necessary or advisable by Landlord’s insurance advisors in order to protect the interests of Landlord.

6.6 No Co-insurer. The parties do not intend for the Landlord to be a co-insurer of the Tenant, and to that end, if the Tenant’s insurance proceeds are not adequate to cover Tenant’s loss, Tenant, and not Landlord or Landlord’s insurance, will bear the difference between the proceeds obtained and any legal or contractual obligation for the actual amount of the loss. Further, the parties do not intend for the Tenant to be a co-insurer of the Landlord, and to that end, if the Landlord’s insurance proceeds are not adequate to cover Landlord’s loss, Landlord, and not Tenant or Tenant’s insurance, will bear the difference between the proceeds obtained and any legal or contractual obligation for the actual amount of the loss.

7. Delivery of Premises and Compliance with Applicable Laws.

7.1 Delivery. Landlord and Tenant agree that, to their respective and collective knowledge, Landlord has delivered the Premises under the terms of the Existing Lease in a clean, sanitary and safe condition in accordance with the laws of the State of Nevada and ordinances of Washoe County, and in accordance with all directions, rules and regulations of the Health Officer, Fire Marshall, Building Inspector and all other proper officers of the governmental agencies having jurisdiction over the Premises.

7.2 Landlord’s Continuing Obligation. Landlord and Tenant further agree that Landlord, at no additional cost to Tenant, shall have a continuing obligation to ensure that all structural components of the Premises, including the exterior of the Premises, all wiring, electrical systems, fire suppression systems within the Premises, and all Non-Gaming Fixtures maintained by Landlord in accordance with Section 3.2 shall continue to comply with all applicable laws, ordinances, regulatory guidelines as more completely expressed in Section 7.1.

7.3 Tenant’s Continuing Obligation. Tenant agrees that Tenant will keep the Premises neat and clean and maintained in good order, condition and repair, including, without limitation, the interior doors, and interior portions of all doors, windows and plate glass on and in the Premises, interior walls, floors, ceilings, signs (including exterior signs where permitted), interior building appliances and similar equipment and Gaming FF&E. Tenant shall repaint, refurbish and remodel the Premises and any part and portion thereof from time to time, as well as upon the reasonable request of Landlord, to assure that the Premises are kept in a tenantable and attractive condition throughout the Term, comparable to the present condition and consistent with other first-class casinos in Lake Tahoe. Tenant agrees that the Premises will be kept and maintained in a clean, sanitary and safe condition in accordance with the laws of the State of Nevada and ordinances of Washoe County, and in accordance with all directions, rules and regulations of the Health Officer, Fire Marshall, Building Inspector and all other proper officers of the governmental agencies having jurisdiction over the Premises.

8. Operating Expenses. Landlord and Tenant agree that Landlord, upon request by, and at the sole option of Tenant, shall provide janitorial services and miscellaneous building maintenance (collectively, “Operating Services”) to Tenant for the benefit of the Premises or the Tenant’s operation of the Casino. Landlord shall invoice Tenant for Operating Services at Landlord’s cost (“Operating Expenses”). Tenant shall pay Landlord for such Operating Expenses in a manner agreed upon by Tenant and Landlord, but in no event will Tenant be obligated to pay Landlord sooner than thirty (30) days following the receipt of the invoice from Landlord. Landlord shall provide to Tenant such supporting documentation regarding the allocation of Operating Expenses as Tenant may reasonably request from time to time. For the purposes of this Lease, Operating Services shall not include any obligations of Tenant or Landlord expressly provided for in Sections of the Lease other than this Section 8. In addition to the provisions contained within this Lease, Landlord may provide certain other services to Tenant pursuant to a separate agreement or a series of separate agreements; however, in the event that the terms of the Lease conflict with any such separate agreement or series of separate agreements, the terms of the Lease shall control.

9. Surrender of Possession. At the conclusion of this Lease (whether by termination upon default, expiration, or otherwise), Tenant covenants to peacefully surrender possession of the Premises to Landlord. At that time, Tenant shall repair any damage to the Premises, and shall leave the Premises in good and clean condition (ordinary wear and tear excepted). All Non-Gaming Fixtures shall remain upon the Premises subsequent to the termination or expiration of this Lease. Tenant may place within the Premises all Gaming FF&E, which shall remain the property of Tenant, and Tenant shall be entitled to remove all of the Gaming FF&E from the Premises at the termination or expiration of this Lease, provided that Tenant is not then in default of this Lease.

10. Right of Entry. Landlord may, at all reasonable times, enter the Premises for the purpose of making repairs or alterations as are necessary or proper for the safety, protection, preservation or improvement of the Premises or any part thereof, and may authorize anyone else to do so, without first obtaining the consent of Tenant; provided, however, that any repairs or alterations shall be (a) made in accordance with the terms of the Lease, (b) made in accordance with all applicable laws, and (c) completed in a good and first-class workmanlike manner.

11. Quiet Enjoyment. Landlord covenants and agrees that Tenant, if in compliance with all conditions, terms, rules, regulations and covenants contained in the Lease, shall and may, at all times during the Term, peaceably and quietly have, hold and enjoy the Premises without hindrance from Landlord, but in all respects subject to the terms and conditions set forth in the Lease.

12. Risk of Loss. In the event that the Premises is damaged or destroyed by fire, windstorm or other casualty without fault on the part of Tenant (any such event being referred to herein as a “Casualty”), resulting in the substantial disruption of Tenant’s business operations, Landlord may, at its option, within a period of ninety (90) days from the date of Casualty, restore or replace the Premises to substantially the same condition as existed immediately prior to the date of the Casualty, to the extent adequate insurance proceeds are available and unless prevented by causes beyond Landlord’s control. From the date of Casualty until the date of completion of the restoration work, Rent shall abate in such proportion as the part of Premises thus damaged or destroyed bears to the total Premises; provided, however, Landlord may also, at its option, within the ninety (90) day period set forth above, by written notice to Tenant, elect not to repair or restore the Premises, and to instead terminate the Lease by written notice to Tenant within such period. If, as of the date Landlord gives notice to Tenant, the Casino is closed as a result of the Casualty, Landlord’s termination of this Lease shall be effective the date of Casualty; however, if a portion of the Casino has remained in operation despite Casualty, the effective date of Landlord’s termination of this Lease shall be no earlier than thirty (30) days following the date Landlord gave such notice to Tenant. Upon notice of termination, Landlord shall repay to Tenant any Rent paid to Landlord and not earned as of the date of Casualty.

13. Signs. Tenant shall have the right to post reasonable signs on the Premises which might facilitate Tenant’s business, provided the same are in accordance with applicable law, ordinances or statutes.

14. Ingress and Egress.

14.1 Tenant’s Ingress and Egress. Landlord hereby agrees to allow Tenant, its employees, agents, guests, subtenants, assignees and their customers to cross the Hyatt Tahoe for purposes of ingress to and egress from the Premises.

14.2 Landlord’s Ingress and Egress. Landlord hereby retains and reserves unto itself, and its successors and assigns, for the benefit of Landlord and its employees, agents, guests, patrons and others having business relations with Landlord, the right to enter upon any portions of the Premises for the purpose of ingress to and egress from other portions of the Hyatt Tahoe.

15. Default, Remedies, and Termination.

15.1 Event of Default. Any of the following occurrences, conditions, or acts shall constitute an “event of default” under this Agreement:

(a) If Tenant (i) defaults in making payment, when due, of any Rent or amounts due for Operating Services and the default continues for ten (10) days after Landlord gives written notice to Tenant specifying the default and demanding that it be cured; or (ii) fails to maintain in good standing and in full force and effect, free from restriction or suspension (other than suspensions for a period not to exceed three (3) days) all necessary governmental approvals and licenses as required pursuant to Section 4.1 above; or (iii) defaults in the observance or performance of any other provision of this Lease and the default continues for fifteen (15) days after Landlord gives written notice to Tenant specifying the default and demanding that it be cured;

(b) If Tenant (i) files a petition in bankruptcy, for reorganization, or for an arrangement under the bankruptcy code or any similar federal or state law, (ii) is adjudicated a bankrupt or becomes insolvent, (iii) is unable to meet its obligations as they become due, or (iv) takes any corporate action in furtherance of any of the foregoing; or

(c) If a petition or answer is filed proposing the adjudication of Tenant as a bankrupt of the reorganization of Tenant under the bankruptcy code or any similar federal or state law, and (i) Tenant consents to the filing thereof, or (ii) the petition or answer is not discharged or denied within sixty (60) days after its filing.

15.2 Landlord’s Remedies. If there exists any event of default, Landlord may (i) terminate this Lease and take possession of the Premises, in which event all Rent and amounts due for Operating Expenses shall immediately become due and be payable up to the time of termination; (ii) relet the Premises, or any part or parts of it, either in Landlord’s name or otherwise, for a term or terms which may, at Landlord’s option, be less than or exceed the remaining Term; (iii) recover from Tenant on a monthly basis, as liquidated damages for Tenant’s failure to observe and perform its covenants under this Lease, the deficiency between the Rent and Operating Expenses hereby reserved and/or agreed to be paid and the net amount, if any, of the rents set forth in any subsequent lease or leases for the Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease; and (iv) exercise all other rights and remedies available at law or in equity. In computing liquidated damages there shall be added to the deficiency all reasonable expenses that Landlord may incur in connection with reletting, such as brokerage and preparation for reletting. All remedies provided for in this Lease shall be cumulative and not alternative, and pursuit of one remedy shall not bar pursuit of any other remedy. Landlord may make all reasonable alterations, repairs, replacements, and decorations to the Premises that it considers advisable and necessary for the purpose of reletting the Premises. Such action by Landlord shall not be construed to release Tenant from its liability under this Lease. Landlord shall use reasonable efforts to mitigate all damages and to relet the Premises if there is any event of default by Tenant.

15.3 Tenant’s Remedies. If Landlord defaults in the observance or performance of any provision of this Lease and the default continues for fifteen (15) days after Tenant gives written notice to Landlord specifying the default and demanding that it be cured, Tenant may take steps to procure the services of a third party for the performance of those observances or services upon which the Landlord has defaulted. The Tenant may, at its sole discretion and with the appropriate support, offset the Rent payable to Landlord by the cost to Tenant of procuring the services of a third party in accordance with this section. Tenant shall make all reasonable efforts to mitigate any damages to Tenant as a result of Landlord’s default. A default of the Landlord under this section is to be considered an “event of default” defined in Section 15.1 above. All remedies provided for in this Lease shall be cumulative and not alternative, and pursuit of one remedy shall not bar pursuit of any other remedy, at law or in equity.

15.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to terminate this Lease upon thirty (30) days’ prior written notice to Tenant in connection with a sale, transfer or other assignment of Landlord’s interest in the Hyatt Tahoe. In such event, Tenant shall be entitled to remove all Gaming FF&E from the Premises, provided Tenant is not currently in default hereunder, and Tenant shall peacefully surrender possession of the Premises to Landlord in accordance with Section 6 above.

15.5 Termination Rights of Parties. Notwithstanding anything to the contrary contained herein, Landlord and Tenant shall each have the right to terminate this Lease upon not less than one hundred eighty (180) days’ prior written notice to the other party. Prior to the Early Termination Date (defined below), Tenant will remain in operation as long as it is commercially reasonable; provided that the parties acknowledge that Tenant may be required to cease operations prior to the Early Termination Date (defined below) if so required for purposes of compliance with any Nevada Gaming Control Board rules or regulations. Notwithstanding the foregoing, the parties’ obligations under this Lease shall remain in full force and effect until the Early Termination Date as defined below. Upon notification by either party of its intent to terminate the Lease, the parties shall use commercially reasonable efforts to identify a replacement tenant. In the event that Landlord is unable to execute a lease with a replacement tenant prior to the expiration of the one hundred eighty (180) day period, then this Lease shall terminate as of 11:59 pm on the one hundred eightieth day following receipt of such notice (the “Early Termination Date”). In the event that Landlord executes a lease with a replacement tenant prior to the Early Termination Date, then this Lease shall be deemed terminated as of earlier of (a) the date the replacement tenant commences operations or (b) the one hundred eightieth day after receipt of notice as set forth herein.

16. Notices. All notices and other communication hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (posted prepaid, return receipt requested) and on the next business day when sent by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice:

If to Landlord:

Hyatt Equities, L.L.C.,

Hyatt Center, 71 South Wacker Drive,

Chicago, Illinois 60606

Attn: General Counsel

If to Tenant:

HCC Corporation c/o Hyatt Gaming Management, Inc.

Hyatt Center, 71 South Wacker Drive, 10th Floor

Chicago, Illinois 60606

Attn: General Counsel

17. Indemnification.

17.1 Tenant’s Indemnification of Landlord. If damage, liability, cost, claim or expense is attributable to Tenant’s negligence, willful misconduct, willful violation of any applicable law or breach of this Lease, Tenant will indemnify Landlord, its owners, agents, successors, and assigns and hold them harmless from any and all such damages, liability, cost, claim or expense, including reasonable attorneys’ fees arising out of or in connection with the operation of the Casino. Tenant’s obligations under this section shall not include any losses, expenses or damages arising from any matters relating to the structural integrity of the Premises or other matters relating to defects in design, materials or workmanship in the construction of the Premises (other than alterations or additions made by Tenant) or the existence of “hazardous substances” or “hazardous wastes” as defined in Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USC §9601, et seq., or The Resource Conservation and Recovery Act, as amended 42 USC §6901 et seq., or similar state environmental laws or subsequent federal or state legislation of a similar nature which may be enacted from time to time (“Environmental Laws”).

17.2 Landlord’s Indemnification of Tenant. If damage, liability, cost, claim or expense is attributable to Landlord’s negligence, willful misconduct, willful violation of any applicable law or breach of this Lease, Landlord will indemnify Tenant, its owners, agents, successors, and assigns and hold them harmless from any and all such damages, liability, cost, claim or expense, including reasonable attorneys’ fees arising out of or in connection with the operation of the Hotel or the Hyatt Tahoe, but specifically excluding the Casino.

18. Assignment and Subleasing. This Lease shall be binding on and shall be for the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Lease may not be assigned or transferred by Tenant without the prior written consent of Landlord and any purported assignment by Tenant which is not consented to in writing by Landlord as required herein shall be null and void and of no force and effect. Tenant shall have the right to sublet two hundred fifty square feet commonly known as the Sports and Race Book space within the Premises in accordance with Nevada law; provided that any such subletting shall not relieve Tenant of any of its obligations hereunder, and provided, further, that Tenant obtains Landlord’s prior written consent to any such sublease, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant’s existing sublease of the Sports and Race Book space with Sierra Development Company d/b/a Club Cal-Neva is hereby approved.

19. Condemnation. If the whole or substantially all of the Premises shall be taken by any public authority under the power of eminent domain, this Lease shall be terminated as of the day of possession by the public authority, and Rent shall be paid up to the day of termination. For purposes of this paragraph, “substantially all” of the Premises shall be deemed to have been taken if the remaining property cannot be practically used by Tenant for its stated purposes. In the event of a taking of a whole or substantially all of the Premises, Landlord shall be entitled to all awards in connection with the taking of the Premises. If there is a partial condemnation of the Premises so that Tenant can continue to use the Premises for its intended purpose, Tenant shall be entitled to an equitable adjustment of the Rent and Operating Expenses due under this Lease, and any partial condemnation award shall be the sole property of Landlord. Tenant shall be entitled to pursue a separate award for damages in the event of any condemnation.

20. Attorneys’ Fees. If any party brings legal action for the enforcement of this Lease, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the conditions of this Lease, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, interest, and other costs incurred in the action or proceeding, in addition to any other relief to which the party may be entitled.

21. Counterparts. This Lease may be executed in any number of counterparts, or by different parties in different counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one counterpart.

22. Successors and Assigns. The parties agree that the covenants, conditions and agreements set forth herein shall be binding upon and inure to the benefit of the parties, their heirs, executors, administrators, successors and assigns.

23. Severability. The parties acknowledge and agree that their respective interests, rights and obligations under this Lease are mutually dependent and are all part of a single, integrated transaction which is not and shall not be severable in any respect or circumstance. If, however, any portion of this Lease should ever be declared invalid for any reason, such invalidity shall not affect the remaining provisions of the Lease. The parties further agree that this Lease shall be construed and governed in accordance with the laws of the State of Nevada.

24. Waiver. No delay or omission of the Landlord or Tenant to exercise any right or power arising from any default, including any event of default, will impair any such right or power or will be construed to be a waiver of any such default or an acquiescence under the Lease. No waiver of any breach of any of the covenants of this Lease will be held to be a waiver of any other breach or waiver, acquiescence in or consent to any further or subsequent breach of the same covenant.

25. No Agency or Partnership Created. Tenant shall not be deemed to be an agent or partner of Landlord as a result of, or in any transaction under or relating to, this Lease and shall not make any warranty or representation to such effect, or incur any obligation on behalf of or in the name of Landlord. Further, Landlord shall not be deemed to be an agent or partner of Tenant as a result of, or in any transaction under or relating to, this Lease and shall not make any warranty or representation to such effect, or incur any obligation on behalf of or in the name of Tenant.

26. Amendment and Modification. This Agreement may be amended, modified or supplemented, only by a written agreement signed by each of the parties hereto.

27. Governing Law. This Lease shall be governed by and construed in accordance with the internal laws of the state of Nevada applicable to agreements made and to be performed entirely within such state, without regard to the choice of law principles thereof. To the extent that the rulings or regulations of the Nevada Gaming Commission or the Nevada Gaming Control Board is inconsistent in any material respect with the express provisions hereof, the parties agree to negotiate in good faith to address the implications of all such rulings, such that the intents and purposes of this Lease are preserved, failing which this Lease and the rights and obligations of the parties shall terminate, in whole or in part, as the case may be.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LANDLORD:
HYATT EQUITIES, L.L.C.,
a Delaware limited liability company

By:	/s/ Stephen G. Haggerty
Name:	Stephen G. Haggerty
Its:	Senior Vice President –
Real Estate & Development

TENANT:
HCC CORPORATION, a Nevada corporation

By:	/s/ Peter M. Liguori
Name:	Peter M. Liguori
Its:	President

EXHIBIT A

Description of the Land

All that property situated in the County of Washoe, State of Nevada, more particularly described as follows:

PARCEL 1

Commencing at the United States Government Meander corner of Lake Tahoe common to Sections 22 and 23, Township 16 North, Range 18 East, M. D. B. & M., from which the section corner common to Sections 14, 15, 22 and 23, bears North 0°50’ East (original Government survey bearing North) a distance of 3372.60 feet; thence North 57°10’04” West along the Meander line of Lake Tahoe (being identical with the line of the original Government Survey bearing North 58°00’ West), a distance of 1378.75 feet to the Southwest corner of the parcel of land described in Parcel 1 in the deed to Rene Gaubert and wife, recorded in Book 431, File No. 268346, Deed Records; thence continuing North 57°10’04” West along said Meander line of Lake Tahoe 306.98 feet to the true point of beginning of this description; thence continuing North 57°10’04” West along said Meander line of Lake Tahoe 511.63 feet; thence leaving said Meander line North 20°35’35” East 497.68 feet to the Southern line of said Nevada State Highway No. 28; thence South 69°24’25” East 500.00 feet along the Southerly line of said Nevada State Highway 28; thence South 20°35’35” West 606.14 feet to the true point of beginning.

PARCEL 2

Commencing at the United States Government Meander corner of Lake Tahoe common to Sections 22 and 23, Township 16 North, Range 18 East, M. D. B. & M., from which the section corner common to Sections 14, 15, 22 and 23 bears North 0°50’ East (original Government Survey bearing North) a distance of 3372.60 feet; thence North 57°10’04” West along the Meander line of Lake Tahoe (being identical with the line of the original Government Survey bearing North 58°00’ West) a distance of 1378.75 feet to the Southwest corner of the parcel of land described in Parcel 1 in the deed to Rene Gaubert and wife, recorded in Book 431, File No. 268346, Deed Records; thence continuing North 57°10’04” West along said Meander line of Lake Tahoe 306.98 feet to the true point of beginning of this description; thence continuing North 57°10’04” West along said Meander line of Lake Tahoe 511.63 feet; thence leaving said Meander line South 20°35’35” West 77.07 feet, more or less, to Lake Tahoe; thence Southeasterly along Lake Tahoe to a line drawn South 20°35’35” West from the true point of beginning; thence North 20°35’35” East 102.02 feet, more or less, to the true point of beginning.

EXCEPTING THEREFROM any portion of said land lying below the natural, ordinary, high water line of said Lake Tahoe.

Exhibit A – page 1

PARCEL 3

Commencing at the intersection of the Western line of Lot 1 in Block A with the Northern line of Nevada State Highway No. 28, as said lot, block and highway are shown on the map of MILL CREEK ESTATES, WASHOE COUNTY, NEVADA, filed in the office of the County Recorder of Washoe County, State of Nevada, on October 27, 1960; thence North 69°24’25” West along said Northern line of Nevada State Highway No. 28, a distance of 592.07 feet to the true point of beginning; thence North 69°24’25” West along said Northern line of Nevada State Highway No. 28 a distance of 619.97 feet; thence North 37°48’16” East 1159.50 feet; thence South 64°04’50” East 344.47 feet; thence Southeasterly on the arc of a curve to the right with a radius of 1030.00 feet and tangent to the preceding course, a distance of 449.42 feet; thence South 39°04’50” East and tangent to the preceding arc a distance of 85.00 feet; thence Southeasterly, Southerly and Southwesterly on the arc of a curve to the right with a radius of 40.00 feet and tangent to the preceding course a distance of 62.83 feet; thence South 50°55’10” West and tangent to the preceding arc a distance of 888.83 feet; thence Southwesterly, Westerly and Northwesterly on the arc of a curve to the right with a radius of 150.00 feet and tangent to the preceding course, a distance of 156.22 feet to the true point of beginning. Situated in the E-1/2 of Section 22, Township 16 North, Range 18 East, M. D. B. & E.

Exhibit A – page 2

EXHIBIT B

Depiction of the Premises